Exhibit 99.8(d)

                        FLEMING MUTUAL FUND GROUP, INC.

                          OPERATING EXPENSES AGREEMENT

     THIS OPERATING EXPENSES AGREEMENT (the "Agreement") is effective as of the ____ day of ________, 2001, by and between Fleming Mutual Fund Group, Inc., a Maryland Business Corporation (the "Corporation"), on behalf of each series of the Corporation listed in Appendix A, as may be amended from time to time (each a "Fund" and collectively the "Funds"), and the Adviser of each of the Funds, Robert Fleming Inc., (hereinafter called the "Adviser").

                                  WITNESSETH:

     WHEREAS, the Adviser renders advice and services to the Funds pursuant to the terms and provisions of an Investment Advisory Agreement between the Corporation and the Adviser dated December 29, 2000 (the "Investment Advisory Agreement"); and

     WHEREAS, the Adviser desires to limit the Funds' respective Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Corporation (on behalf of the Funds) desires to allow the Adviser to implement those limits; NOW

     THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

     1. LIMIT ON OPERATING EXPENSES. The Adviser hereby agrees to limit each Fund's Operating Expenses to the respective annual rate of total Operating Expenses specified for that Fund in Appendix A of this Agreement.

     2. DEFINITION. For purposes of this Agreement, the term "Operating Expenses" with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund including the Adviser's investment advisory or management fee under Section 3 of the Investment Advisory Agreement but does not include any Rule 12b-1 fees, front-end or contingent deferred loads, taxes, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization or extraordinary expenses such as litigation.

     3. REIMBURSEMENT OF FEES AND EXPENSES. The Adviser retains its right to receive reimbursement or reductions of its investment management fee and Operating Expenses paid by it that are not its responsibility under the Investment Advisory Agreement. Any reduction in advisory fees or payment of expenses made by the Adviser are subject to reimbursement by the Fund if the Adviser requests reimbursement in the three subsequent fiscal years. The Adviser may request the reimbursement by contacting the Corporation's administrator or other appropriate service provider. This reimbursement may be requested by the Adviser if the aggregate amount actually paid by the Fund toward operating expenses for such fiscal year (taking into account the reimbursement) does not exceed the applicable limitation on Fund expenses. Any such reimbursement paid to the Adviser will be reviewed by the Corporation's Board of Directors. The Adviser may not receive any reimbursement of fees and/or expenses before each Fund pays its current ordi nary operating expenses.

     4. TERM. This Agreement shall become effective on the date specified herein and shall remain in effect for a period of one (1) year, unless sooner terminated as provided in Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for each Fund at least annually by the Board of Directors of the Corporation (and separately by the disinterested Directors of the Corporation).

     5. TERMINATION. This Agreement may be terminated by the Corporation on behalf of any one or more of the Funds at any time without payment of any penalty by vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940) of the Fund or by the Board of Directors of the Corporation, upon sixty (60) days' written notice to the Adviser. The Adviser may decline to renew this Agreement by written notice to the Corporation at least thirty (60) days before its annual expiration date.

     6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party. The term "assignment" shall have the meaning set forth in Section 2(a)(4) of the Investment Company Act of 1940 Act, as amended.

     7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

     8. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction of effect.

     9. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

FLEMING MUTUAL FUND GROUP, INC.              ROBERT FLEMING INC.

By:____________________________              By:____________________________

Title:_________________________              Title:_________________________

                                   Appendix A

FUND                                                     OPERATING EXPENSE LIMIT
----                                                     -----------------------
*    Fleming Mid Cap Value Fund                                   0.75%

*    Fleming Small Cap Growth Fund                                0.85%